Exhibit 99.1

Rambus Initiates Accelerated Share Repurchase Program

SUNNYVALE, Calif.—March 6, 2018—Rambus Inc. (NASDAQ: RMBS) today announced it has initiated an accelerated share repurchase program with Citibank, N.A. to repurchase an aggregate of approximately $50 million of its common stock, with an initial delivery of approximately 3.1 million shares.

“Repurchasing Rambus shares reinforces our confidence in existing product programs and highlights our ability to continue to invest in critical technology areas while delivering shareholder value,” said Dr. Ron Black, president and chief executive officer at Rambus.

Under the accelerated share repurchase program, Rambus will pre-pay to Citibank the $50 million purchase price for its common stock and, in turn, Rambus will receive an initial delivery of approximately 3.1 million shares of its common stock from Citibank within the first week of the program. The number of shares to be purchased ultimately by Rambus will be determined based on the volume weighted average price of the common stock during the terms of the transaction, minus an agreed upon discount between the parties. The program is expected to be completed within six months. The shares of common stock will be delivered by Citibank to Rambus on the third business day following the calculation period described above.

The accelerated share repurchase program is part of the broader share repurchase program previously authorized by the Rambus Board of Directors. As of March 5, 2018, before giving effect to the transaction under the accelerated share repurchase program, there remained an outstanding authorization under the broader share repurchase program to repurchase approximately 7.4 million shares of the company’s outstanding common stock.

About Rambus Inc.

Dedicated to making data faster and safer, Rambus creates innovative hardware, software and services that drive technology advancements from the data center to the mobile edge. Our architecture licenses, IP cores, chips, software, and services span memory and interfaces, security, and emerging technologies to positively impact the modern world. We collaborate with the industry, partnering with leading chip and system designers, foundries, and service providers. Integrated into tens of billions of devices and systems, our products and technologies power and secure diverse applications, including Big Data, Internet of Things (IoT) security, mobile payments, and smart ticketing. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the purchase price of shares acquired pursuant to the accelerated share repurchase program, the timing and the duration of prospective share purchases, the amount of cash that may be expended in connection with such share repurchases and the potential growth from our strategic programs. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.